SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

April 2, 2013

Date of Report (Date of Earliest Event Reported)

FIRST POTOMAC REALTY TRUST

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-31824	37-1470730
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7600 Wisconsin Avenue

Bethesda, Maryland 20814

(Address of Principal Executive Offices) (Zip Code)

(301) 986-9200

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule l4a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule l4d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule l3e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 2, 2013, the Compensation Committee (the “Compensation Committee”) of the Board of Trustees of First Potomac Realty Trust (the “Company”) adopted a new program for granting long-term incentive awards to the Company’s executive officers and certain other senior officers (the “LTI Program”). In addition, the Compensation Committee set the specific target amounts and performance metrics for the long-term incentive awards for the executive and senior officers for the 2013 plan year. Such awards are expected to be made in the first quarter of 2014. Awards under the new LTI Program are intended to closely align the interests of the Company’s executive and senior officers with the interests of the Company’s shareholders and promote executive officer retention.

Under the LTI Program, for each fiscal year covered by the program, participants’ annual long-term incentive awards will be broken into two parts, each of which will be made in the first quarter of the following fiscal year (with the first award under the LTI Program scheduled to be made in the first quarter of 2014): (i) 40% of the award will be fixed based on the aggregate target amount of the award; and (ii) the balance of the award will be determined based on performance metrics set annually by the Compensation Committee. Once awarded (upon achieving the performance metrics, if applicable), the long-term incentive awards will be made in the form of restricted common shares that vest in equal installments over a three-year period. Dividends will be paid on all awarded but unvested shares. The number of shares awarded to each individual will be determined by dividing the dollar amount of the award by the closing price of the Company’s common shares on the New York Stock Exchange on the date of the grant.

The performance metrics used for the LTI Program, and the levels of performance (threshold, target and stretch) required to be achieved for participants in the program, will be set by the Compensation Committee annually (in the first quarter of each applicable year). For the 2013 plan year (which awards will be made in the first quarter of 2014), performance will be measured over a one-year period. For the 2014 plan year (which awards will be made in the first quarter of 2015), performance will be measured over a two-year period. For all subsequent years, performance will be measured over a three-year period.

At the same time that the performance metrics and levels are set by the Compensation Committee, the Compensation Committee will review and establish the aggregate amount of the target long-term incentive award under the LTI Program for each of the executive and senior officers for the coming year. For the 2013 plan year, the Compensation Committee approved the following amounts for the long-term incentive awards (which awards will be made in the first quarter of 2014):

			Performance Portion of LTI Award
Position	Aggregate Amount of Target LTI Award	Fixed Portion of LTI Award (40% of Aggregate Target LTI)	Threshold	Target	Stretch
Chief Executive Officer	$1,100,000	$440,000	$330,000	$660,000	$990,000
Chief Financial Officer	$550,000	$220,000	$165,000	$330,000	$495,000
Chief Investment Officer	$575,000	$230,000	$172,500	$345,000	$517,500
Chief Operating Officer	$550,000	$220,000	$165,000	$330,000	$495,000
Senior Vice Presidents	$125,000	$50,000	$37,500	$75,000	$112,500

For the 2013 plan year, the number of restricted common shares granted pursuant to the performance component of the annual award will be determined based on achievement of the following performance metrics in the 2013 fiscal year:

Performance Metrics	Award Weighting	Threshold	Target	Stretch
Relative Shareholder Return – Total Shareholder Return(1) vs. the Morgan Stanley REIT Index (“RMS”)	50%	-300 bps	0bps	+300 bps
Absolute Total Shareholder Return(1)	50%	7.00%	10.00%	13.00%

Percent of Performance Portion of Award Earned		50%	100%	150%

(1)	Total shareholder return is calculated as (i) the sum of (a) the cumulative amount of dividends paid per share over the measurement period, assuming the reinvestment of dividends in common shares of the Company, and (b) an amount equal to (x) the closing common share price on the last trading day of the measurement period, minus (y) the closing common share price on the first trading day of the measurement period, divided by (ii) the closing common share price on the first trading day of the measurement period.

If the performance level is between two of these identified levels of performance (i.e., between threshold and target or between target and stretch), the actual amount of the award that is earned will be “interpolated” using the two identified levels of performance.

The Company believes that relative shareholder return and absolute total shareholder return are appropriate metrics to use for rewarding long-term performance. The relative shareholder return metric reflects how well the Company has performed for its shareholders as compared to the RMS, which is a widely used and accepted index that reflects the performance of the real estate investment trust (“REIT”) sector as a whole. Absolute total shareholder return measures value created for the Company’s shareholders regardless of the performance of the REIT sector as a whole.

All restricted common shares issued under the LTI Program will be granted under the Company’s 2009 Equity Compensation Plan, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST POTOMAC REALTY TRUST

April 3, 2013	/s/ Andrew P. Blocher
Andrew P. Blocher
Executive Vice President and Chief Financial Officer